STATE OF New Jersey

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, SCOTT SCHWARTZMAN, an
Executive Officer of ServiceWare Technologies, Inc., a Delaware
Corporation, do constitute and appoint Robert B. Goldberg and Kent Heyman my true and lawful attorneys in fact, with full power of substitution, to act individually or jointly, for me in any and all capacities, to sign, pursuant to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, any report on Form 4 or Form 5, respecting the securities of ServiceWare Technologies, Inc. and any other governing body as required, together with all exhibits thereto and other documents in connection therewith, and to sign on my behalf and in my stead, in any and all capacities, any amendments to said reports, incorporating such changes as said attorney in fact deems appropriate, hereby ratifying and confirming all that said attorney in fact may do or cause to be done by virtue hereof.

The authority of my attorney in fact shall be effective until I expressly revoke it in writing and file same with the Securities and exchange Commission.

I acknowledge that I have granted this power of attorney solely to make it more convenient for me to comply with my reporting responsibilities under Section 16 of the Exchange Act, that my granting of this power of attorney does not relieve me of any of my responsibilities to prepare and file on a timely basis all reports that I may be required to file under said Section 16, and that neither ServiceWare Technologies, Inc.nor my attorney in fact has assumed, or shall be deemed to assume, any of my responsibilities in that regard.

IN WITNESS WHEREOF, I have hereunto set my hand this 6th day of June, 2003.

Signature SCOTT SCHWARTZMAN
          SCOTT SCHWARTZMAN